Exhibit 99.1
FOR IMMEDIATE RELEASE
PRESS RELEASE
WESTWOOD ONE ANNOUNCES CLOSING OF CBS RADIO AGREEMENTS
AND GORES EQUITY INVESTMENT OF $12.5 MILLION
New York, NY — March 3, 2008 — Westwood One, Inc. (NYSE: WON) (the “Company” or “Westwood”) announced today that it and CBS Radio, Inc. (“CBS Radio”) closed the transactions contemplated by the Master Agreement dated October 2, 2007, which solidifies a long-term distribution arrangement between the parties through March 2017. The Master Agreement, and the agreements attached as exhibits thereto (collectively, the “CBS Radio Agreements”), were filed with the SEC as part of the Company’s definitive proxy statement on December 21, 2007 and were approved by the Company’s shareholders on February 12, 2008. The CBS Radio Agreements include the Amended and Restated News Programming Agreement, the Amended and Restated Trademark License Agreement, the Amended and Restated Technical Services Agreement and Mutual General Release and Covenant Not to Sue, all of which are effective immediately. The Westwood affiliation agreements and Metro affiliation agreements with the CBS Radio stations are effective March 1, 2008 pursuant to the terms of the Master Agreement. As part of the CBS closing, the Management Agreement and Representation Agreement between Westwood and CBS Radio have terminated. Going forward, the Company will manage its business directly and separately from CBS Radio, and employ all of its own officers. A detailed description of the CBS Radio Agreements was filed with the SEC as part of the Company’s definitive proxy statement on December 21, 2007.
The Company also announced the closing of the sale and issuance of 7,142,857 shares of Westwood One common stock to Gores Radio Holdings, LLC (together with certain related entities, “Gores”), an entity managed by The Gores Group, LLC, at a price of $1.75 per share for an aggregate purchase amount of $12.5 million. The sale is the first part of an equity investment by Gores announced by Westwood on February 25, 2008. At Westwood One’s option, Gores has agreed to purchase: (i) up to an additional 7,142,857 shares of common stock at $1.75 per share and (ii) between $50.0 and $75.0 million of 7.5% Series A Convertible Preferred Stock with an initial conversion price of $3.00 per share and Warrants (issued in three tranches) to purchase up to 10 million shares of Westwood One common stock, such Warrants to be exercisable at $5.00/share, $6.00/share and $7.00/share, respectively. A detailed description of the Gores equity investment and copies of the Gores agreements were filed with the SEC as exhibits to the Company’s Current Report on Form 8-K on February 27, 2008.
Additionally, the Company announced Amendment No. 2 and Amendment No. 3 to the Credit Agreement, dated as of March 3, 2004, between Westwood One, Inc., the Subsidiary Guarantors parties thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by Amendment No. 1, have become effective. As part of such amendments: (i) the total debt ratio covenant will remain at 4.00 to 1 for the remainder of the term of the Credit Agreement, (ii) the Revolving Credit Commitments will be reduced from $125 million to $75 million and (iii) the provision specifying termination of the Company’s Management Agreement with CBS Radio Inc. is an event of default was deleted from the Credit Agreement. A copy of Amendment Nos. 2 and 3 to the Credit Agreement has been filed with the SEC as exhibits to the Company’s Current Reports on Form 8-K on January 15, 2008 and February 29, 2008, respectively. As part of the Credit Agreement amendments, twenty percent (20%) of the net cash proceeds from the Gores investment will be used to prepay the term loan under the Credit Agreement.

About Westwood One
Westwood One (NYSE: WON) is a platform-agnostic content company providing over 150 news, sports, music, talk, entertainment programs, features and live events to numerous media partners. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries and to the Web. This content includes news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. For more information please visit www.westwoodone.com.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One, Inc. currently does business (both generally and relative to the broadcasting industry); advertiser spending patterns, including the notion that orders are being placed in close proximity to air, limiting visibility of demand; changes in the level of competition for advertising dollars; technological changes and innovations; fluctuations in programming costs; shifts in population and other demographics; changes in labor conditions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ending December 31, 2006. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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Contact:
Gary J. Yusko
212-373-5311